EXHIBIT 11
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                                                       UCAR INTERNATIONAL INC.
                                                  COMPUTATION OF EARNINGS PER SHARE
                                            (Dollars in millions, except per share data)
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                                                                                         Three Months Ended March 31,
                                                                          ----------------------------------------------------------
                                                                                     1997                            1996
                                                                          ---------------------------     --------------------------
                                                                                               Fully                          Fully
                                                                              Primary         Diluted         Primary        Diluted
                                                                          ---------------------------     --------------------------

Income before cumulative effect of change in accounting principles .....  $      36.9     $      36.9     $      35.1    $      35.1
Cumulative effect on prior years of change in accounting for inventories          -               -               7.0            7.0
                                                                          ---------------------------     --------------------------
        Net income - common stockholders ...............................  $      36.9     $      36.9     $      42.1    $      42.1
                                                                          ===========================     ==========================
Weighted average number of common and common equivalent shares applicable to each earnings per share calculation:
    Weighted average number of shares outstanding .....................    46,736,178      46,736,178      46,015,215     46,015,215
    Dilutive effect of stock options ..................................     2,051,582       2,054,003       2,175,323      2,236,368
                                                                          ---------------------------     --------------------------
                                                                           48,787,760      48,790,181      48,190,538     48,251,583
                                                                          ===========================     ==========================

Net income per common share  (A):
  Income before cumulative effect of change in accounting principles ..   $      0.76     $      0.76     $      0.73    $      0.73
  Cumulative effect on prior years of change in accounting for inventories         -              -              0.15           0.15
                                                                          ---------------------------     --------------------------
        Net income per share ..........................................   $      0.76     $      0.76     $      0.88    $      0.88
                                                                          ===========================     ==========================

(A)   Fully diluted earnings per share is not significantly different than primary net income per share and, therefore, has not been presented on the face of the Consolidated Statements of Operations.

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